Exhibit 10.5

C&J ENERGY SERVICES, INC.

2017 MANAGEMENT INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

(C&J Employment Agreement)

C&J Energy Services, Inc., a Delaware corporation (the “Company”), hereby awards to you (the “Optionee”), as of             (the “Date of Grant”), an option (the “Option”) to purchase up to             Shares from the Company, at an Option Price equal to $            per Share, pursuant to the C&J Energy Services, Inc. 2017 Management Incentive Plan, as may be amended from time to time (the “Plan”). The Option is subject to the terms of this Nonqualified Stock Option Agreement (the “Agreement”) and the Plan, and shall be subject to the execution and return of this Agreement by the Optionee through the electronic signature and/or web-based approval and notice process authorized by the Company. This Option is a Nonqualified Stock Option and is not intended by the parties hereto to be, and shall not be treated as, an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise. By executing this Agreement, the Optionee acknowledges that his or her agreement to the covenants set forth in Section 7 is a material inducement to the Company in granting this Option to the Optionee.

The terms and conditions of the Option granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, are as follows:

1. No Right to Continued Employee Status or Consultant Service

Nothing contained in this Agreement shall confer upon the Optionee the right to the continuation of his or her Employee status, or, in the case of a Consultant, to the continuation of his or her service arrangement, or in either case to interfere with the right of the Company or, as applicable, any of its Subsidiaries or other Affiliates to terminate the Optionee’s Business Relationship (as defined in Section 7) at any time.

2. Coordination with Employment Agreement

The parties hereby acknowledge that the Optionee is a party to an employment agreement between the Optionee and the Company (the “Employment Agreement”), which may include provisions governing the treatment of stock options, restricted shares or other equity-based awards granted to the Optionee prior to the effectiveness of this Agreement. The parties acknowledge and agree that, to the extent that the Employment Agreement includes provisions in respect of the treatment of stock options, restricted shares or other equity-based awards in the event of termination of employment, a change in control, or other similar event, (a) notwithstanding anything contained in this Agreement to the contrary, such provisions in the Employment Agreement shall govern the treatment of the Option granted under this Agreement; and (b) if, and to the extent, such provisions in the Employment Agreement conflict with the provisions in this Agreement, the terms of the Employment Agreement shall control. For the avoidance of doubt, if the Employment Agreement is silent regarding matters concerning the treatment of stock options, restricted shares or other equity-based awards in the event of termination of employment, a change in control, or other similar event, then the terms of this Agreement shall govern the treatment of the Option granted hereunder. Nothing herein (including nothing contained in Section 7 herein) will replace any of the Optionee’s obligations to the Company or its Subsidiaries or Affiliates with respect to confidentiality, non-disclosure, return of property, non-competition or non-solicitation as all provisions of Section 7 herein are in addition to all commitments and obligations the Optionee has to the Company and any of its Subsidiaries or Affiliates, including all commitments and obligations created by contract, statute and common law.

3. Term of Option

As a general matter, the Option will expire on the tenth anniversary of the Date of Grant (the “Expiration Date”) and, to the extent unexercised, be deemed to have been forfeited by the Optionee on such date. As provided below, the Optionee’s right to exercise the Option may expire prior to the Expiration Date if the Optionee’s Business Relationship Terminates, including in the event of the Optionee’s Disability or death. This Agreement shall remain in effect until the Option has fully vested and been exercised or any unexercised portion thereof has been forfeited by the Optionee as provided in this Agreement. No portion of this Option shall be exercisable after the Expiration Date, or such earlier date as may be applicable, except as provided herein.

4. Vesting of Option

Except as otherwise provided below, if the Optionee continuously maintains his or her Business Relationship from the Date of Grant, then the Option shall vest and become exercisable in accordance with the following vesting schedule (the “Vesting Schedule”):

Vesting Date	Cumulative Vested Percentage
Immediately on the Date of Grant	34%
First Anniversary of the Date of Grant	56%
Second Anniversary of the Date of Grant	78%
Third Anniversary of the Date of Grant	100%

Notwithstanding anything contained herein to the contrary, the Option shall immediately vest in full upon the Optionee’s Termination without Cause by the Company, by the Optionee for “Good Reason” (as defined below), or by reason of Disability or death. Except as otherwise provided in the Employment Agreement, this Agreement or as otherwise determined by the Committee, if the Optionee’s Business Relationship Terminates for any reason prior to the Vesting Dates set forth above, the right of the Optionee to receive further vesting of the Option under this Award shall terminate and, for the avoidance of doubt, the Optionee shall not receive vesting of the Option on the remaining Vesting Dates and the portion of the Option that has not vested as of the date of such Termination shall be deemed to be forfeited by the Optionee. For purposes of this Agreement, “Good Reason” shall mean (i) any material reduction in the Optionee’s authority or responsibility other than (A) by reason of the Optionee’s

Disability or (B) a termination for Cause, (ii) permanent relocation of the primary place of the Optionee’s employment more than fifty (50) miles outside the Houston metropolitan area or (iii) a material reduction in the Optionee’s then-effective base salary; provided that, if the Optionee, as of the date of determination, is party to an effective services, severance or employment agreement with the Company or any Subsidiary, “Good Reason” shall have the meaning, if any, specified in such agreement.

5. Exercise

Prior to the Expiration Date and at any time during the Optionee’s Business Relationship, the Optionee may exercise all or a portion of the Option, to the extent vested, by giving notice in the form, to the person, and using the administrative method and the exercise procedures established by the Committee from time to time (including any procedures utilizing an electronic signature and/or web-based approval and notice process), specifying the number of Shares to be acquired. The Optionee’s right to exercise the vested portion of the Option following the date that the Optionee’s Business Relationship Terminates will depend on the reason for such Termination, as described in Section 6 below.

The Optionee must pay to the Company at the time of exercise the amount of the Option Price for the number of Shares covered by the notice to exercise (“Aggregate Option Price”). The Aggregate Option Price for any Shares purchased pursuant to the exercise of an Option shall be paid in any or any combination of the following forms: (x) cash or its equivalent (e.g., a check); or (y) if permitted by the Committee in its discretion (which such discretion, if the Optionee is a “statutory insider” within the meaning of Section 16(a) of the Exchange Act, may not be delegated to management) through (A) the transfer, either actually or by attestation, to the Company of Shares that have been held by the Optionee for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee; (B) the purchase (subject to the requirements of Delaware law) of a portion of the Shares then issuable upon exercise of the Option having an aggregate Fair Market Value equal to the Aggregate Option Price; (C) a registered broker-dealer pursuant to such cashless exercise procedures that are, from time to time, deemed acceptable by the Committee; or (D) in the form of other property as determined by the Committee. Notwithstanding the foregoing, if the Shares are not listed for trading on a national stock exchange when the Optionee elects to exercise the Option, the Optionee may cause the Company to purchase (or withhold) a number of Shares otherwise issuable upon exercise of the Option to the Optionee having a Fair Market Value equal to the Aggregate Option Price. Any Shares transferred to the Company as payment of the exercise price under an Option shall be valued at their Fair Market Value on the last business day preceding the date of exercise of such Option. If requested by the Committee, the Optionee shall deliver this Agreement to the Company, which shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

6. Termination of Service

If the Optionee incurs a Termination without Cause by the Company or by the Optionee for Good Reason then, after giving effect to the acceleration of vesting described in Section 4, the Option shall remain exercisable until the Expiration Date. If the Optionee incurs a Termination by reason of death or

Disability then, after giving effect to the acceleration of vesting described in Section 4, the Option shall remain exercisable for a period of one (1) year following the date of such Termination. Until such termination of the Option, the vested portion of the Option may, to the extent that this Option has not previously been exercised by the Optionee, be exercised by the Optionee in the case of his or her Disability, or, in the case of death, by the Optionee’s personal representative or the person entitled to the Optionee’s rights under this Agreement.

If the Optionee incurs a Termination by the Optionee due to a voluntary resignation other than for Good Reason, then the portion of this Option that has previously vested but has not been exercised shall terminate at the end of the day that is ninety (90) days following the date of Termination.

If the Optionee incurs a Termination for Cause, then this Option and all rights attached hereto shall be forfeited and terminate immediately upon the effective date of such Termination for Cause.

7. Prohibited Activities

The Optionee acknowledges and agrees that this Agreement further aligns the Optionee’s interests with the Company’s long-term business interests and that the restrictions contained in this Section 7 are reasonably related to the protection of such business interests, including the preservation of the Company’s goodwill and the protection of the Confidential or Proprietary Information that Optionee has obtained and will obtain in the course of his or her future Business Relationship with the Company. The Optionee further acknowledges and agrees that his or her entry into this Agreement gives rise to an expectation by the Company that the Optionee, as the recipient of the right to purchase the equity securities of the Company and ancillary to this Agreement to provide the Optionee with such securities and Confidential or Proprietary Information during the period of his or her Business Relationship with the Company, will not interfere with or otherwise damage the Company Business, either during the period of the Optionee’s Business Relationship with the Company or thereafter. As an express incentive for the Company to enter into this Agreement and in order to further the Company’s legitimate business interests and interest in granting the Option and entering into this Agreement, the Optionee agrees to the following covenants:

(a)	No Sale or Transfer. Unless otherwise required by law, this Option shall not be (x) sold, transferred or otherwise disposed of, (y) pledged or otherwise hypothecated or (z) subject to attachment, execution or levy of any kind, other than by will or by the laws of descent or distribution; provided, however, that any transferred Option will be subject to all of the same terms and conditions as provided in the Plan and this Agreement and the Optionee’s estate or beneficiary appointed in accordance with the Plan will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority.

(b)

Prohibition against Certain Activities. The Optionee agrees that the Optionee will not at any time: (x) disclose or furnish to any other Person or use for the Optionee’s own or any other Person’s account any Confidential or Proprietary Information (other than in the course of the Optionee’s service to the Company or any Subsidiary or other Affiliate, if the Optionee is an Employee, Director, or Consultant to the Company or any Subsidiary or other Affiliate) except for Permitted Disclosures (a “Prohibited Disclosure or Use”), or (y) commit a breach of the provisions of Section 7(a) (a “Prohibited Transfer”), or (z) make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company or any Subsidiary or other Affiliate, or any employee, officer, director, member or shareholder of any of them (a “Prohibited Disparagement”).

(c)	Return of Property. Upon the Optionee’s Termination for whatever reason, or upon request of the Company or any Subsidiary or other Affiliate prior to the Optionee’s Termination, the Optionee shall promptly deliver to the requesting entity all materials, documents and other property of the Company or any Subsidiary or other Affiliate, including originals and copies of all documents and records (both paper and electronic), computer hardware and software programs, computer files (and all other electronically stored information), media, equipment and other materials containing any of the Company’s, Subsidiary’s, Affiliate’s or any Customer’s Confidential or Proprietary Information or any summaries, extracts or derivative works thereof. Such property includes but is not limited to all materials constituting or reflecting Confidential or Proprietary Information.

(d)	Right to Terminate Option and Recovery. The Optionee understands and agrees that the Company has granted this Option to the Optionee to reward the Optionee for the Optionee’s future efforts and loyalty to the Company, its Subsidiaries and other Affiliates by giving the Optionee the opportunity to participate in the potential future appreciation of the Company. Accordingly, if (v) the Optionee engages in any Prohibited Disclosure or Use or breaches or violates the Optionee’s obligations relating to the non-disclosure or non-use of confidential or proprietary information under any Restrictive Agreement to which the Optionee is a party, or (w) the Optionee engages in any Prohibited Disparagement or breaches or violates the Optionee’s obligations relating to non-disparagement under any Restrictive Agreement to which the Optionee is a party, or (x) the Optionee engages in any Prohibited Transfer, or (y) the Optionee is Terminated for Cause, or (z) the Optionee violates Section 7 hereof, (collectively items (v) – (z), “Prohibited Actions”) then, subject to Section 7(d)(iii) below, in addition to any other rights and remedies available to the Company, the Company shall be entitled, at its option, exercisable by written notice (the date of such notice the “Forfeiture Notice Date”) to take any the following actions:

(i)	The Company may terminate this Option, or any unexercised portion thereof (for the avoidance of doubt, including any portion of the Option that has vested as of such date), which shall be of no further force and effect; and

(ii)

If such Prohibited Action occurs during the period of the Optionee’s Business Relationship or within two (2) years following the Optionee’s Termination, the Company may recover from the Optionee, and the Optionee shall pay over to the Company, with respect to any Shares acquired pursuant to the exercise of the Option during the period of two (2) years prior to the earlier of the occurrence of the Prohibited Action or the expiration of the exercise period in connection with the Optionee’s Termination, the following: (A) with respect to any such Shares that the Optionee continues to own as of the Forfeiture Notice Date, an amount equal to the difference between the aggregate Fair Market Value of such Shares on the Forfeiture Notice Date and the Aggregate Option Price paid to acquire such Shares; and (B) with respect to any such Shares that the Optionee no longer owns as of the Forfeiture Notice Date, an amount equal to either (x) if such Shares were disposed of in an open market transaction, the proceeds received from the disposition of such Shares over the Aggregate Option Price paid to acquire such Shares; or (y) if such Shares were disposed of other than in an open market transaction, the aggregate Fair Market Value of such Shares as of the Forfeiture Notice Date over the Aggregate Option Price paid to acquire such shares. If the Optionee does not pay such amount over to the Company within twenty (20) days of demand, such amount shall thereafter bear interest at the maximum rate permitted by law and the Optionee shall be liable for all of the Company’s costs of collection, including but not limited to, reasonable legal fees.

(iii)	Notwithstanding anything to the contrary, in the event that a Change in Control has occurred and the Optionee is Terminated without Cause in the twelve (12) months following the Change in Control, the Company may take the actions set forth in Section 7(d)(i) and (ii) only if the Optionee engages in any Prohibited Disclosure or Use or breaches or violates the Optionee’s obligations relating to the non-disclosure or non-use of confidential or proprietary information under any Restrictive Agreement to which the Optionee is a party.

(e)	Other Remedies. The Optionee specifically acknowledges and agrees that the remedy at law for any breach of this Section 7 will be inadequate and that the Company, in addition to any other relief available to it, shall be entitled at the discretion of the Board to seek temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. In the event that the provisions of this Section 7 should ever be deemed to exceed the limitation provided by applicable law, then the Optionee and the Company agree that such provisions shall be reformed to set forth the maximum limitations permitted.

(f)	Certain Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth below:

(i)	“Business Relationship” shall mean service to the Company or any Subsidiary or other Affiliate, or a corporation or parent or subsidiary of such corporation assuming or substituting a new option for this Option, in the capacity of an Employee, Director or Consultant, as applicable. Without limiting the scope of the preceding sentence, it is expressly provided that the Optionee’s Business Relationship shall be considered to have Terminated at the time of the termination of the “Subsidiary” or “Affiliate” status under the Plan of the entity or other organization that employs the Optionee or to which the Optionee provides services as a Consultant. Any question as to whether and when there has been a Termination of the Optionee’s Business Relationship, and the cause of such Termination, shall be determined by the Committee and its determination shall be final.

(ii)	“Company Business” shall mean any business in which the Company or any Subsidiary or other Affiliate is: (x) engaged in during the term of the Optionee’s Business Relationship; or (y) any business in which the Company or any Subsidiary or other Affiliate has undertaken material substantive steps to engage within the twelve (12) month period prior to such Termination, so long as with respect to both prongs (x) and (y) of this sentence, the Optionee had responsibilities with respect to, or Confidential or Proprietary Information about, such business (or anticipated business) prior to the Termination. Without limiting the foregoing, the Company Business shall be deemed to include the well completion and servicing business (including, without limitation, hydraulic fracturing, coiled tubing, pressure pumping, wireline, cementing, pressure testing, pump-down, perforating, pipe recovery and other complementary services), petroleum engineering services (including without limitation services in connection with hydraulic fracture stimulation and reservoir engineering), directional drilling and production services.

(iii)	“Confidential or Proprietary Information” shall mean confidential, competitively valuable and/or proprietary information of the Company, its Subsidiaries and other Affiliates and/or its and their Customers (to the extent such information of Customers is provided to the Company, its Subsidiaries or other Affiliates with an expectation of confidentiality), including without limitation all intangible, trade secret and/or intellectual property of the Company, its Subsidiaries and other Affiliates, and all copies, summaries, extracts or derivative works thereof, whether developed prior to the date hereof or hereafter, and whether with the assistance of the Optionee or otherwise. Without limiting the foregoing, Confidential or Proprietary Information shall be deemed to include (u) the Company’s, its Subsidiary’s and other Affiliate’s proprietary computer software, databases and non-public lists of Customers, prospects, candidates, and employees; employee applications; skills inventory sheets and similar summaries of employee qualifications as well as employee compensation; Customer ordering habits, billing rates, buying preferences, and short term needs; sales reports and analysis; (v) employee reports and analysis; Customer job orders and profit margin data; businesses processes, methods of operation and sales techniques; (w) statistical information regarding the Company, its Subsidiaries and other Affiliates; (x) financial information of the Company, its Subsidiaries, other Affiliates and its and their Customers that is not publicly available; (y) specially negotiated terms and pricing with vendors and Customers; and (z) research and development, business projects, strategic business plans and other strategic information and strategies; products and solution services offered to Customers.

(iv)	“Customer” shall mean anyone who is a customer of the Company, any Subsidiary or other Affiliate within the Restricted Area during the period of the Optionee’s Business Relationship and as of the Optionee’s Termination.

(v)	“Permitted Disclosures” shall mean the disclosure of Confidential or Proprietary Information (w) made with the prior written consent by the Board, (x) required to be made by law or legal process, (y) in a good faith report of possible violations of applicable law to any governmental agency or entity, or (z) that is protected under the whistleblower provisions of applicable law.

(vi)	“Restricted Area” shall mean: (a) during the portion of the Restricted Period prior to the Termination, those geographic areas where the Company or any Subsidiary or other Affiliate conducts the Company Business; and (b) during the portion of the Restricted Period that follows the Termination, those geographic areas within a 100-mile radius of those areas where the Optionee: (X) was based on behalf of the Company, a Subsidiary or other Affiliate; or (Y) performed services on behalf of the Company, a Subsidiary or other Affiliate. For the avoidance of doubt, the Restricted Area shall include (but not be limited to) the applicable areas within the States of Arkansas, California, Colorado, Idaho, Kansas, Mississippi, Montana, North Dakota, Ohio, Oklahoma, Pennsylvania, Texas, Utah, West Virginia, and Wyoming, and the following parishes within the State of Louisiana: Bienville, Bossier, Caddo, Caldwell, Claiborne, DeSoto, Harrison, Iberia, Jackson, Lafayette, Lincoln, Natchitoches, Red River, Sabine, St. Helena, St. Martin, Webster, and Winn.

(vi)	“Restrictive Agreement” shall mean any agreement between the Company or any Subsidiary or other Affiliate, and the Optionee that contains non-competition, non-solicitation, non-hire, non-disparagement, return-of-property or confidentiality restrictions applicable to the Optionee.

8. No Rights as Shareholder

The Optionee shall have no rights as a shareholder with respect to the Shares covered by any exercise of this Option until the effective date of issuance of the Shares and the entry of the Optionee’s name as a shareholder of record on the books of the Company following exercise of this Option.

9. Taxation Upon Exercise of Option; Tax Withholding

The Optionee understands that, upon exercise of this Option, the Optionee will recognize income, for Federal, state and local income tax purposes, as applicable, in an amount equal to the amount by which the Fair Market Value of the Shares, determined as of the date of exercise, exceeds the Option Price. The acceptance of the Shares by the Optionee shall constitute an agreement by the Optionee to report such income in accordance with then applicable law and to cooperate with the Company and its Subsidiaries in establishing the amount of such income and corresponding deduction to the Company and/or its Subsidiaries for its income tax purposes.

The Optionee is responsible for all tax obligations that arise as a result of the exercise of the Option. The Company may withhold from any amount payable to the Optionee an amount sufficient to cover any Federal, state, foreign or local withholding taxes which may become required with respect to such exercise (“Tax Obligations”) or take any other action it deems necessary to satisfy any income or other tax withholding requirements as a result of the exercise of the Option. The Company shall have the right to require the payment of any such taxes and require that the Optionee, or the Optionee’s beneficiary, furnish information deemed necessary by the Company to meet any tax reporting obligation as a condition to exercise or before the issuance any Shares pursuant to the Option. The Committee, in its discretion (which such discretion, if the Optionee is a “statutory insider” within the meaning of Section 16(a) of the Exchange Act, may not be delegated to management), may allow the Optionee, to pay his or her Tax Obligations in connection with the exercise of the Option, by (x) making a cash payment to the Company, (y) permitting the surrender or net withholding of a portion of the Shares then issuable to him or her upon exercise of the Option or (z) surrendering Shares owned by the Optionee prior to the exercise of the Option, in each case, having an aggregate Fair Market Value equal to the Tax Obligations; provided, that, if the Shares are not listed for trading on a national stock exchange when the Tax Obligations become due, the Optionee may cause the Company to purchase (or withhold) a number of Shares otherwise issuable to the Optionee having a Fair Market Value sufficient to satisfy the Tax Obligations.

10. Securities Laws; Tolling of Exercise Period Expiration

(a) Upon the acquisition of any Shares pursuant to the exercise of the Option, the Optionee will make such written representations, warranties, and agreements as the Committee may reasonably request in order to comply with securities laws or with this Agreement. The obligation of the Company to issue and deliver any Shares upon exercise of the Option granted hereunder shall be subject to all applicable laws, rules and regulations, and such approvals by governmental agencies as may be required. The Optionee hereby agrees not to offer, sell or otherwise attempt to dispose of any Shares issued to the Optionee upon exercise of the Option in any way which would: (x) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other county) or to amend or supplement any such filing or (y) violate or cause the Company to violate the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, or any other Federal, state or local law, or the laws of any other country. The Company reserves the right to place restrictions on any Shares you may receive as a result of the exercise of the Option.

(b) Notwithstanding any provision contained in this Agreement or the Plan to the contrary, (i) if, following the Optionee’s Termination, all or a portion of the exercise period applicable to the Option occurs during a time when the Optionee cannot exercise the Option without violating (w) an applicable Federal, state or local law, (x) the rules related to a blackout period declared by the Company, (y) any agreed to lock-up arrangement, or (z) other similar circumstance, in each case, the exercise period applicable to the Option will be tolled for the number of days that such prohibitions or restrictions apply, such that the exercise period will be extended by the same number of days as were subject to the prohibitions or restrictions; provided, however, that the exercise period may not be extended due to such tolling past the Expiration Date of the Option as set forth above; and (ii) if, during the period of the Optionee’s Business Relationship or following the Optionee’s Termination, the Expiration Date is set to occur during a time that the Optionee cannot exercise the Option without violating an applicable Federal, state or local law (and the Option has not previously been exercised or otherwise terminated), the exercise period will be tolled until such time as the violation would no longer apply; provided, however, that the exercise period applicable to the Option in this event will be fifteen (15) days from the date such potential violation is longer applicable.

11. Notices

Unless otherwise provided herein, any notices or other communication given or made pursuant to this Agreement or the Plan shall be in writing and shall be deemed to have been duly given (i) as of the date delivered, if personally delivered (including receipted courier service) or overnight delivery service, with confirmation of receipt; (ii) on the date the delivering party receives confirmation, if delivered by facsimile to the number indicated or by email to the address indicated or through an electronic administrative system designated by the Company; (iii) one (1) business day after being sent by reputable commercial overnight delivery service courier, with confirmation of receipt; or (iv) three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid and addressed (a) if to the Company, to the Company’s Legal Department and (b) if to the Optionee, at the most recent address, facsimile number or email contained in the Company’s records.

12. Agreement Subject to Plan and Applicable Law

This Option is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of the Plan is attached hereto. The Plan shall control in the event there shall be any conflict between the Plan and this Agreement, and it shall control as to any matters not contained in this Agreement. The Committee shall have authority to make constructions of this Agreement, and to correct any defect or supply any omission or reconcile any inconsistency in this Agreement, and to prescribe rules and regulations relating to the administration of this Option and other Awards granted under the Plan.

This Option shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof. Delaware has a substantial relationship to the parties and transaction reflected herein and, in signing below, the Optionee acknowledges and agrees that there is a reasonable basis for the choice of Delaware law, as Delaware law is known to the parties and well-developed with respect to the subject matters of this Agreement. The designation of Delaware law and the interpretation and application of this Agreement consistent with principles of Delaware law assures uniformity, certainty and predictability in the application of the Agreement and the Plan through which the Option is granted. The Optionee hereby consents to personal jurisdiction in any action brought in any court, Federal or state, within the State of Texas having subject matter jurisdiction in the matter.

13. Headings and Capitalized Terms

Unless otherwise provided herein, capitalized terms used herein that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. Headings are for convenience only and are not deemed to be part of this Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Agreement.

14. Severability and Reformation

If any provision of this Agreement (or part thereof) shall be determined by a court of law to be unenforceable for any reason, such unenforceability shall not affect the enforceability of any of the remaining provisions hereof (or parts thereof), as such unenforceable provision (or part thereof) shall be severable and this Agreement, to the fullest extent lawful, shall be reformed and construed as if such unenforceable provision, or part thereof, had never been contained herein, and such provision or part thereof shall be reformed or construed so that it would be enforceable to the maximum extent legally possible.

15. Binding Effect

This Agreement shall be binding upon the parties hereto, together with their personal executors, administrator, successors, personal representatives, heirs and permitted assigns.

16. Entire Agreement

This Agreement supersedes all prior written and oral agreements and understandings among the parties as to its subject matter and constitutes the entire agreement of the parties with respect to the subject matter hereof, except to the extent that the Plan may be considered to address the subject matter hereof. Notwithstanding the foregoing, this Agreement shall be in addition to, and shall not supersede or replace, any other Restrictive Agreements. If there is any conflict between this Agreement and the Plan, then the applicable terms of the Plan shall govern.

17. Waiver

Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right whether or not of the same or a similar nature. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

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